Exhibit 12.1

IPSCO Inc.

Computation of Ratio of Earnings to Fixed Charges

(thousands of United States dollars except ratio information)

	Fiscal year ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
Canadian GAAP
Earnings
Pretax income from continuing operations	$97,295	$97,565	$80,798	$60,733	$31,693	$11,644	$6,525
Amortization of capitalized interest	1,259	1,889	1,777	1,355	2,065	1,572	1,980
Interest capitalized	(4,841)	(2,654)	(17,055)	(20,523)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	(986)	(7,942)	(15,514)	(17,394)	(17,263)	(12,947)	(21,812)

Subtotal	92,727	88,858	50,006	24,171	16,495	269	(13,307)

Fixed Charges
Interest expensed and capitalized	20,881	22,529	28,055	27,790	24,814	18,661	21,427
Interest within rental expense	276	387	3,509	11,436	12,407	9,532	8,667
Preference security dividend requirements of consolidated subsidiaries
Subordinated notes	—	196	7,202	8,500	8,500	6,375	6,375
Preferred shares	986	7,746	8,312	8,894	8,763	6,572	15,437

Total fixed charges	22,143	30,858	47,078	56,620	54,484	41,140	51,906

Earnings, as adjusted	$114,870	$119,716	$97,084	$80,791	$70,979	$41,409	$38,599

Ratio of earnings to fixed charges	5.19	3.88	2.06	1.43	1.30	1.01	(1)

U.S. GAAP
Earnings
Pretax income from continuing operations	$83,238	$89,233	$32,556	$(6,416)	$19,179	$3,864	$2,174
Amortization of capitalized interest	1,331	1,959	1,788	799	1,509	1,155	1,563
Interest capitalized	305	(2,607)	(14,663)	(5,358)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	(986)	(7,746)	(8,312)	(8,894)	(8,763)	(6,572)	(15,437)

Subtotal	83,888	80,839	11,369	(19,869)	11,925	(1,553)	(11,700)

Fixed Charges
Interest expensed and capitalized	20,881	22,725	38,107	45,807	43,597	32,742	34,982
Interest within rental expense	276	387	659	1,919	2,124	1,826	1,487
Preference security dividend requirements of consolidated subsidiaries
Preferred shares	986	7,746	8,312	8,894	8,763	6,572	15,437

Total fixed charges	22,143	30,858	47,078	56,620	54,484	41,140	51,906

Earnings, as adjusted	$106,031	$111,697	$58,447	$36,751	$66,409	$39,587	$40,206

Ratio of earnings to fixed charges	4.79	3.62	1.24	(2)	1.22	(2)	(2)

(1)	Under Canadian GAAP, earnings were insufficient to cover fixed charges by $13.3 million for the nine months ended September 30, 2003.
(2)	Under U.S. GAAP, earnings were insufficient to cover fixed charges by $19.9 million, $1.6 million and $11.7 million for the year ended December 31, 2001 and for the nine months ended September 30, 2002 and September 30, 2003, respectively.